Exhibit 10.1

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of August 13, 2012, by and between FSI International, Inc., a Minnesota corporation (the “Company”), and Donald S. Mitchell (“Executive”) (collectively, the “Parties”).

RECITALS:

Executive is party to an Employment Agreement with the Company dated as of March 28, 2008 (the “Employment Agreement”) and a Management Agreement with the Company dated as of March 28, 2008, which was amended on December 29, 2010 (collectively, the “Management Agreement”). The Management Agreement and the Employment Agreement are collectively referred to as the “Existing Agreements.”

The Company, Tokyo Electron Ltd., a Japanese corporation (“Tokyo Electron”) and RB Merger Corp., a Minnesota corporation and wholly-owned Subsidiary of Tokyo Electron (“Merger Sub”) have entered into an Agreement and Plan of Merger dated August 13, 2012 (the “Merger Agreement”), pursuant to which the Company will become a wholly-owned indirect subsidiary of Tokyo Electron (the “Merger”).

The Parties agree and acknowledge that this Agreement will supersede and replace the Existing Agreements effective as of the consummation of the Merger (the “Closing”) and that the Existing Agreements will have no further force or effect as of the Closing.

The Parties acknowledge that (i) this Agreement will be binding immediately upon its execution, but, notwithstanding any provision of this Agreement to the contrary, this Agreement will not become effective or operative until the Closing and (ii) if the Merger Agreement terminates for any reason without the occurrence of the Closing, this Agreement will not become effective and all of the terms and provisions of this Agreement shall be null and void.

The Company desires to secure the benefit of Executive’s experience and ability and to be assured of the continued services of Executive by employing Executive in the capacity and on the terms set forth below, and Executive desires to commit to serve the Company on the terms herein provided.

In consideration of the premises and mutual covenants contained herein, the Company and Executive agree as follows:

1. Employment. The term of this Agreement will commence as of the Closing, and will continue until one day following the second anniversary of the Closing, unless sooner terminated in accordance with Section 8 (the “Term”). The date on which Executive’s employment with the Company terminates is referred to herein as the “Termination Date.” The period of time during which Executive provides services to the Company is referred to herein as the “Employment Period.”

2. Title. Executive will be the President of the Company during the Term. Executive will report directly to the Company’s Board of Directors or its designee (the “Board”) during the Term and will have such duties as assigned to Executive from time to time by the Board.

3. Intellectual Property.

(a) Executive will execute the Company’s standard Agreement for Confidential Information and Intellectual Property (the “Confidentiality IP Agreement”), provided, however that in the event of any conflict between any specific terms in this Agreement and the Confidentiality IP Agreement, the terms in this Agreement shall control.

(b) Executive will, if and when reasonably required to do so by the Company (whether during the Employment Period or afterwards) and at the Company’s expense: (i) apply, or join with the Company in applying, for protection in any part of the world for any invention, process, development or design to which Section 3(a) applies; (ii) execute or procure to be executed all instruments, and do or procure to be done all things, which are necessary for vesting such protection in the name of the Company or any nominee of the Company, or subsequently for renewing and maintaining the same in the name of the Company or its nominees; and (iii) assist in defending any proceedings relating to, or to any application for, such patents or other protection. The Company will, subject to Section 8(f)(iii), reimburse Executive for all reasonable out-of-pocket travel, telephone and other expenses incurred in connection with the provision of services under this Section 3(b) promptly after Executive furnishes the Company with reasonable substantiating documentation in respect of such expenses. In addition, in the event that the foregoing obligations require Executive to spend a substantial amount of Executive’s working time after the Employment Period, Executive will be compensated for Executive’s time at the rate commensurate with Executive’s base salary as in effect immediately prior to the termination of Executive’s employment.

(c) Executive irrevocably appoints the Company as Executive’s attorney in Executive’s name (with full power of substitution or resubstitution) and on Executive’s behalf to execute all documents, and do all things, required in order to give full effect to the provisions of this Section 3. The Company will promptly provide Executive with copies of all documents so executed.

4. Confidentiality; Covenant Not to Compete.

(a) Executive will execute Confidentiality IP Agreement, provided, however that in the event of any conflict between any specific terms in this Agreement and the Confidentiality IP Agreement, the terms in this Agreement shall control.

(b) During the Employment Period and for a one (1) year period thereafter:

(i)

except for ownership of one percent or less of the shares of any company listed on a national or regional stock exchange, Executive will not own any share of stock or other ownership interest, either directly or indirectly, or serve as a director, officer, manager, trustee, partner, employee, independent contractor, agent, or consultant, or otherwise become active or involved in the management, operation, or representation of a business or other enterprise that is engaged in or about to engage in selling, marketing, producing, distributing, leasing, designing, or developing a Competing Product in any Restricted Country, provided, however, that Executive may accept employment with a business organization that is engaged or about to engage in selling, marketing, producing, distributing, leasing, or developing a Competing Product in a Restricted Country if (x) such business organization is diversified to the extent that it has significant operations other than that portion of the business organization that is engaged or about to engage in selling, marketing, producing, distributing, leasing, or developing a Competing Product; (y) during the entire one (1) year period following termination of employment with the Company, Executive will be rendering services to that portion of the business organization that is not engaged or about to engage in selling, marketing, producing, distributing, leasing, or developing a Competing Product and (z) prior to acceptance of employment by Executive with such business organization, separate written assurances satisfactory to the Company shall be received and accepted by the Company from both Executive and the business organization, in each case stating that during the entire one (1) year period following termination of employment with the Company Executive will not be rendering services to any portion of the business organization that, directly or indirectly, is engaged or about to engage in selling, marketing, producing, distributing, leasing, designing, or developing a Competing Product.

(ii)	Executive will comply with the provisions of Section 8 of the Confidentiality IP Agreement, provided however:

(A)	The “Restrictive Period” in Section 8 of the Confidentiality IP Agreement shall mean the time during Employment Period and for a period of one (1) year following the date on which the Employment terminates for any reason; and

(B)	The Executive’s nonsolicitation covenants under Section 8(b) shall apply only to any person, entity or customer with whom Executive communicated, whether in person, through written or printed materials, or by telephone, electronic mail, or other form of electronic transmission, during the 24 month period ending on the effective date of the termination of Executive’s employment with the Company; and

(C)	This Paragraph 4(b)(ii) shall not be interpreted to limit or restrict in any way the commitments of Employee set forth in Paragraph 4(b)(i).

(c) The restrictions in this Section 4 are separate and severable and, if any restriction is unenforceable in whole or in part, for any reason, such unenforceability will not affect the enforceability of the remaining restrictions or, in the case of restrictions unenforceable in part, the remainder of that restriction. The Parties agree that Executive’s compliance with the terms and conditions set forth in this Section 4 is a material inducement to the Company’s entry and performance of this Agreement.

5. Compensation.

(a) Salary. Each year during the Term, the Company will pay to Executive an annual salary at the rate of no less than $440,000 (the “Salary”). The Salary will be payable in accordance with the Company’s customary payroll practice but in no event shall be paid less frequently than once every thirty (30) days. The Salary will be pro rated for partial years during the Term, including for 2012.

(b) Bonus. For each fiscal year during the Term, Executive will have the opportunity to receive a cash bonus with a target opportunity equal to 100% of the Salary (pro rated for any partial fiscal year during the Term), based upon meeting certain performance objectives mutually agreed upon between Executive and the Company (a “Bonus”), and paid no later than 90 days following the applicable performance period, provided that the pro rated portion of the Bonus for the performance period in effect on the second anniversary of the Closing will be paid on December 15, 2014. The Company agrees to provide Executive with proposed performance objectives no later than sixty (60) days after the date of the Closing.

6. Employee Benefits.

(a) Benefits. During the Term, Executive will be entitled to participate in all benefit plans as the Company regularly provides to its other senior executive officers as a group subject to the terms and conditions thereof; provided, however, that nothing contained herein will preclude the Company from amending or terminating any particular employee benefit plan. Notwithstanding the foregoing, Executive will not be entitled to participate in any severance pay plan of the Company, other than as set forth in Section 8.

(b) Vacation. During the Term, Executive will be entitled to five (5) weeks of vacation time each calendar year, pro-rated monthly for partial calendar years, to be used in accordance with the requirements of the Company’s vacation policy as in effect from time to time. Earned but unused vacation will be paid to Executive in accordance with the Company’s policies in effect on the date hereof.

(c) Expenses. Subject to compliance with the Company’s normal and customary policies regarding substantiation and verification of business expenses and Section 8(f)(iii), Executive is authorized to incur on behalf of the Company and the Company will pay, or reimburse Executive for, all customary and reasonable expenses incurred during the Term in connection with the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business of the Company, or any of its subsidiaries, including, but not limited to, expenses for travel, entertainment and similar items.

(d) Commuting and Relocation Benefits.

(i)	Notwithstanding any other provision of this Agreement to the contrary, the Company will reimburse Executive for the commuting costs of travel for Executive (and/or his wife) to and from California to the Company sites, subject to the following terms and conditions:

(A)	Executive shall be eligible for reimbursement of such expenses only to the extent such expenses are incurred in the course and scope of his employment during the Term;

(B)	The amount of expenses eligible for reimbursement during a calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year;

(C)	Executive shall submit verification of expenses eligible for reimbursement within thirty (30) days from the date the expense was incurred, and the Company shall reimburse Executive for eligible expenses within thirty (30) days thereafter (and in no event later than December 31 of the year following the calendar year in which the expense was incurred); and

(D)	The right to reimbursement of all reasonable and ordinary commuting costs of travel may not be liquidated or exchanged for another benefit.

(ii)	To the extent that the reimbursement of commuting expenses is taxable to Executive, the Company will pay to Executive a full gross up (except to the extent such expenditures by Executive may be deducted on Executive’s personal income tax) so that amounts paid by the Company, net of Executive’s taxes, fully cover the relevant expenses. Such tax gross up payment shall be made no later than December 31 of the year following the calendar year in which Executive remits the related taxes.

(iii)	Notwithstanding any other provision of this Agreement to the contrary, if the Company requests that Executive move to the Chaska, Minnesota area during the Term, the Company will pay for all reasonable and ordinary costs of relocating Executive and his spouse, subject to the following terms and conditions:

(A)	Executive shall be eligible for reimbursement of such expenses only to the extent such expenses are incurred during the Term and prior to any notice by the Company or Executive of the termination of his employment;

(B)	The amount of expenses eligible for reimbursement during a calendar year shall not affect the amount of expenses eligible for reimbursement in any other calendar year;

(C)	Employee shall submit verification of expenses eligible for reimbursement within thirty (30) days from the date the expense was incurred, and the Company shall reimburse Employee for eligible expenses within thirty (30) days thereafter (and in no event later than December 31 of the year following the calendar year in which the expense was incurred); and

(D)	The right to reimbursement of all reasonable and ordinary costs of relocation may not be liquidated or exchanged for another benefit.

(e) Perquisites. At the commencement of the Term, Executive may elect either to (i) have access to a Company-provided automobile or (ii) be entitled to an annual cash perquisite allowance of $15,000.

(f) Life and Long-Term Disability Insurance. During the Term, the Company will provide Executive with life and long-term disability insurance in the same manner as is provided to Executive as of the date hereof.

7. Deductions and Withholdings. All amounts payable or which become payable hereunder will be subject to any deductions and withholdings required by law.

8. Termination. For purposes of this Section 8, all payments due to Executive under this Section 8 will be paid in accordance with the Company’s ordinary practices for making such payments and at the time set forth in the applicable provision.

(a) Retention Payments.

(i)	The Company will pay to Executive, or Executive’s estate if applicable, an amount equal to $440,000, representing Executive’s pro-rata cash incentive payment for fiscal 2012, payable in the same manner and at the same time as annual bonus payments are made to then-current employees of the Company with respect to 2012, but in no event later than March 15, 2013. This payment will be made to Executive or Executive’s estate no later than March 15, 2013 regardless of whether Executive is still employed by the Company on March 15, 2013. For the avoidance of doubt, Executive is not entitled to any additional bonus for 2012.

(ii)

In addition to the payment in Section 8(a)(i), if: (A) Executive remains employed with the Company through the one year anniversary of the date of the Closing; or (B) Executive’s employment is terminated by the Company for any reason prior to the one year anniversary of the date of the Closing; or (C) Executive terminates his employment for Good Reason prior to the one year anniversary of the date of the Closing; or (D) Executive dies prior to the one year anniversary of the date of the Closing; or (E) the Executive’s employment is terminated prior to the one year anniversary of the date of Closing after the Executive becomes disabled (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) (the applicable date in

(A), (B), (C), (D) or (E), the “Retention Vesting Date”), then the Company will pay to Executive or to Executive’s estate if applicable, an amount equal to $1,900,000, payable in a lump sum on the forty-fifth (45th) day following the Retention Vesting Date.

(b) Termination of Employment Without Cause or for Good Reason. In addition to any payment to which Executive may be entitled under Section 8(a), if (i) Executive’s employment is terminated by the Company without Cause at any time prior to the second anniversary of the Closing; or (ii) Executive terminates employment for Good Reason prior to the second anniversary of the Closing, then the Company will pay to Executive an amount equal to the sum of:

(A) the greater of (1) the Salary that would have been payable to Executive had he remained in employment with the Company through the second anniversary of the Closing or (2) one year of the Salary, payable in a lump sum on the forty-fifth (45th) day following the Termination Date; and

(B) the product of (1) the Bonus that would have been paid to Executive for the fiscal year in which the Termination Date occurs had Executive remained in employment through the end of such year, and (2) a fraction, the numerator of which is the number of days elapsed in such year through the Termination Date and the denominator of which is 365, payable as set forth in Section 5(b).

(c) Release. Any obligation of the Company to make any payment to Executive following the Termination Date pursuant to Section 8(a) or 8(b) is conditioned upon Executive first delivering to the Company a release, in the form attached hereto as Exhibit A, with such changes as may be required to comply with applicable law (the “Release”), within forty-five (45) calendar days after the Termination Date, with all periods for revocation expired.

(d) No Mitigation Obligation; Reduction in Severance. Executive will not have a duty to mitigate the payments to be made to Executive pursuant to this Section 8 by obtaining subsequent employment or otherwise.

(e) Forfeiture. Notwithstanding the foregoing, any right of Executive to receive any payment under Section 8(b) will be forfeited if Executive knowingly and materially breaches Sections 3 and/or 4 (and to extent curable, failed to cure within thirty (30) days after receiving written notice from the Company of the alleged breach).

(f) Section 409A. Notwithstanding any provisions of Section 8 to the contrary:

(i)	Notwithstanding any other provision of this Agreement, Executive’s Termination Date will occur when Executive’s “separation from service” occurs pursuant to Section 409A of the Code, and its implementing regulations and guidance (“Section 409A”) (“Separation from Service”). Furthermore, for purposes of this Agreement the terms “termination of service”, “termination of employment” and other terms to that effect will mean Separation from Service.

(ii)	If Executive is a “specified employee” (within the meaning of Section 409A and determined pursuant to procedures adopted by the Company) at the time of Executive’s Separation from Service and if any portion of the payments or benefits to be received by Executive under Section 8 upon Executive’s Separation from Service would be considered deferred compensation under Section 409A, then each portion of such payments that would otherwise be payable pursuant to Section 8 or otherwise during the six-month period immediately following Executive’s Separation from Service (the “Delayed Period”) will instead be paid or made available on the earlier of (A) the first business day of the seventh month following the date Executive incurs a Separation from Service and (B) Executive’s death (the applicable date, the “Permissible Payment Date”);

(iii)	Except as otherwise set forth in this Agreement, with respect to any amount of expenses eligible for reimbursement hereunder, such expenses will be reimbursed by the Company within sixty (60) calendar days (or, if applicable, on the Permissible Payment Date) following the date on which the Company receives the applicable invoice from Executive (and approves such invoice), but in no event later than December 31 of the year following the year in which Executive incurs the related expenses. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit; and

(iv)	Each payment under this Agreement will be considered a “separate payment” and not one of a series of payments for purposes of Section 409A.

(g) Certain Additional Payment by the Company.

(i)

Anything in this Agreement to the contrary notwithstanding, in the event that any payment or distribution by the Company or any member of the Company Group to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, any stock option, restricted stock agreement or otherwise, but determined without regard to any additional payments required under this Section 8(g)) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross Up Payment, the Executive retains an amount of the Gross Up Payment equal to the Excise Tax imposed upon the Payment.

(ii)	Subject to the provisions of Paragraph 8(g)(iii), all determinations required to be made under this Section 8(g), including whether and when a Gross Up Payment is required and the amount of such Gross Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by such nationally recognized registered public accounting firm (other than the accounting firm(s) then serving as the independent auditors for the Company and the person effecting the Event) as may be designated by the Company’s independent auditors and reasonably acceptable to the Executive (the “Accounting Firm”), which Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt by the Accounting Firm of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Except as otherwise provided in Paragraph 8(g)(v), any Gross Up Payment, as determined pursuant to this Section 8(g), shall be paid by the Company to the Executive within ten business days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Paragraph 8(g)(iii) and the Executive thereafter is required to make a payment of an Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment together with all penalties and interest related thereto shall, subject to the requirements of Paragraph 8(g)(v), be promptly paid by the Company to or for the benefit of the Executive.

(iii)

The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim (provided that any delay in so informing the Company within such ten business day period shall not affect the obligations of the Company under this Section 8(g) except to the extent that such delay materially and adversely affects the Company) and shall apprise the Company of the nature of such claim and the date on which such claim is required to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(A)	give the Company any information reasonably requested by the Company relating to such claim,

(B)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(C)	cooperate with the Company in good faith in order to effectively contest such claim, and

(D)	permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses including reasonable attorneys’ fees. Without limitation on the foregoing provisions of this Paragraph 8(g)(iii), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall, subject to the requirements of Paragraph 8(g)(v), advance the amount of such payment to the Executive, on an interest free basis, and shall indemnify and hold the Executive harmless, on an after tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv)	If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 8(g)(iii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Paragraph 8(g)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph 8(g)(iii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross Up Payment required to be paid.

(v)	The obligations of this Section 8(g) shall survive the termination of this Agreement. Notwithstanding any provision above to the contrary, any Gross Up Payment payable under this Section 8(g) shall be made by the end of the calendar year next following the calendar year in which the Executive remits the taxes. Further, notwithstanding any provision above to the contrary, any right to reimbursement under this Section 8(g) of expenses incurred by Executive due to a tax audit or litigation addressing the existence or amount of a tax liability shall be made by the end of the calendar year following the calendar year in which the taxes that are the subject of the audit or litigation are remitted, or where as a result of the audit or litigation no taxes are remitted, the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. If the Executive’s separation from service (within the meaning of Section 409A of the Code) with the Company and its Company Group after an Event gives rise to a Payment described in Paragraph 8(g)(i), and if the Executive is a “specified employee” within the meaning of Section 409A of the Code at the time of such separation from service, then any Gross Up Payment (including any advance referenced in Paragraph 8(g)(iii)) and any reimbursement of expenses payable under this Section 8(g) shall not be made before the date that is six months after the date of such separation from service.

(vi)

Possible Payment Reduction. Notwithstanding any provision to the contrary contained herein except the last sentence of this Section 8(g)(vi), if the lump sum cash payments due and the other benefits to which

Executive shall become entitled under Section 8 hereof, either alone or together with other payments in the nature of compensation to Executive which are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company or otherwise, would equal or exceed, by less than $25,000, three times the Employee’s “base amount” as defined in Section 280G of the Code or any successor provision thereto, then in such case such lump sum payment and/or such other benefits and payments shall be reduced by the Accounting Firm to the largest aggregate amount as will result in no portion thereof being subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or being non-deductible to the Company for federal income tax purposes pursuant to Section 280G of the Code (or any successor provision thereto). No modification of, or successor provision to, Section 280G or Section 4999 subsequent to the date of this Agreement shall, however, reduce the benefits to which Executive would be entitled under this Agreement in the absence of this Section 8(g)(vi) to a greater extent than they would have been reduced if Section 280G and Section 4999 had not been modified or superseded subsequent to the date of this Agreement, notwithstanding anything to the contrary provided in the first sentence of this Section 8(g)(vi).

(h) Miscellaneous. Except as set forth in this Sections 6(b) and 8, no other amounts will be due or payable to Executive relating to termination of Executive’s employment.

9. Definitions. For purposes of this Agreement, the following definitions will be applicable to the terms set forth below:

“Affiliate” means Tokyo Electron and any other Person directly or indirectly controlling or controlled by Tokyo Electron or the Company or other companies under common ownership or control with Tokyo Electron or the Company as of the date of this Agreement or at any time during the Term.

“Cause” shall mean and be limited to, (i) willful and gross neglect of duties by Executive or (ii) an act or acts committed by Executive constituting a felony under United States federal or applicable state law and substantially detrimental to the Company or any Affiliate, following a determination to that effect by a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting thereof called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity to be heard before the Board) finding that in the good faith opinion of the Board Executive is guilty of the conduct described in (i) or (ii).

“Company Group” means Tokyo Electron, the Company, any of their respective subsidiaries or any of their respective current or former parent.

“Competing Product” means for the period (i) Executive is an employee of the Company, a product or service that competes with or will compete with any product, product line, or service that is sold, marketed, produced, distributed, leased, or under development by the

Company with respect to which Executive performed services of any kind or nature during the twenty-four (24) month period ending on the date of the conduct at issue, and (ii) after Executive’s employment with the Company has ended, any product or service that competes with or will compete with any product, product line, or service that is sold, marketed, produced, distributed, leased, or under development by the Company with respect to which Executive performed services of any kind or nature during the twenty-four (24) month period ending on the date of Executive’s termination of employment with the Company.

“Confidential Information” means certain proprietary information maintained in confidence by the Company Group as intellectual property, trade secrets, or otherwise, including but not limited to information relating to (i) its finances, processes, products, services, research, and development, and (ii) its manufacturing, purchasing, accounting, engineering, designing, marketing, merchandising, selling, distributing, leasing, and servicing systems and techniques; it also includes plans or proposals with regard to any of the foregoing, whether implemented or not. All information originated by Executive, or disclosed to Executive, or to which Executive otherwise gains access, during the period of Executive’s employment with the Company that Executive has reason to believe is Confidential Information, or that is characterized or treated by the Company Group as being Confidential Information, or that would be of economic value to a third party, shall be presumed to be Confidential Information.

“Customer” means any Person to (i) whom or to which the Company has sold, distributed, or leased its products or services, or (ii) whom or which the Company has solicited for sales, distribution, or leasing of its products or services, whether directly or indirectly, and whether by or through employees of the Company or of affiliated sales organizations.

“Customer Information” means information relating to Customers’ operations, processes, products, and research and development and to Customers’ manufacturing, purchasing, and engineering systems and techniques.

“Event” shall mean the occurrence of any change in the ownership or effective control of the Company of any change in the ownership of a substantial portion of the assets of the Company, all within the meaning of Section 280G(b)(2)(A) of the Code and its regulations.

“Good Reason” means the Company’s (i) failure to provide Executive with compensation and benefits owed to Executive under this Agreement when due or a material reduction in Salary or the amount of Executive’s target Bonus opportunity (other than reductions applicable to all employees of the Company), (ii) a material diminution of Executive’s title, duties and responsibilities, provided that, any reasonable change of title, duties and responsibilities made by the Board following the Closing will not trigger Good Reason under this Agreement, (iii) requirement that Executive relocate to any place other than a location within 50 miles of the location at which Executive performed substantially all of his duties immediately preceding this Agreement; (iv) requirement that Executive move from his existing residence in California during the Term and (v) a material breach by the Company of any of the terms of this Agreement, or any other written agreement between the Company or Tokyo Electron and Executive, provided, that (A) any occurrence of Good Reason will be deemed to have been waived by Executive unless Executive provides the Company written notice of termination of employment for Good Reason within 45 calendar days of the event giving rise to Good Reason and (B) the Company will have 30 calendar days after written notice from Executive to cure any event giving rise to Good Reason.

“Person” means any individual, corporation, partnership, trust, association or other entity or organization, including, but not limited to, a government or political subdivision or any agency or instrumentality thereof.

“Restricted Country” means any nation or country in which the Company had customers, had business operation, or otherwise did business, directly or indirectly, in the twenty-four (24) month period ending on the date of termination of employment.

10. Notices. All communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or three business days after having been sent by a nationally recognized overnight courier service such as FedEx or UPS, addressed to the Company (to the attention of the General Counsel) at its principal executive offices and to Executive at Executive’s principal residence, or to such other address as any Party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.

11. Binding Effect. This Agreement will be binding upon and inure to the benefit of the heirs and representatives of Executive and the successors and permitted assigns of the Company. This Agreement will be assignable by the Company to any entity which is owned, directly or indirectly, entirely by the Company or its parent or to an acquiror of all or substantially all of the stock or assets of the Company (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation or otherwise), provided that such assignee assumes in writing all obligations, liabilities and covenants contained in this Agreement, and such successor or assignee will be deemed “the Company” for all purposes under this Agreement. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession (other than in the case of a merger or consolidation) shall be deemed a material breach of this Agreement.

12. Applicable Law; Venue; Jurisdiction. This Agreement is made and is to be governed by and construed under the internal laws of Minnesota without regard to principles of conflict of laws. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any court of competent jurisdiction in the State of Minnesota and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts related thereto) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is bought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court.

13. Waiver of Breach. A waiver by either Party of any breach of the provisions of this Agreement by the other Party, or, in any particular instance or series of instances, of any term or condition of this Agreement, will not constitute or be deemed a waiver of such breach or of any such term or condition in any other instance nor will any waiver constitute a continuing waiver hereunder. No waiver will be binding unless executed in writing by the Party making the waiver.

14. Warranties; Covenants; Acknowledgement. As an inducement to the Company to enter into this Agreement, Executive represents and warrants as follows: (i) Executive is not a party to any other agreement or obligation for personal services; (ii) there exist no impediments or restraints, contractual or otherwise on Executive’s power, right or ability to enter into this Agreement and to perform Executive’s duties and obligations hereunder; and (iii) the performance of Executive’s obligations under this Agreement does not and will not violate or conflict with any agreement relating to confidentiality, non-competition or exclusive employment to which Executive is or was subject.

15. Amendment; Termination. The provisions of this Agreement may be amended, modified, supplemented, or otherwise altered only by an agreement, in writing, executed by the Company and Executive. Except as provided in Section 8 hereof, this Agreement may not be terminated other than by an agreement in writing, executed by the Company and Executive.

16. Captions and Section Headings. Captions and Section headings used herein are for convenience only and are not a part of this Agreement and will not be used in construing it. References to Sections are to Sections in this Agreement unless otherwise stated.

17. Severability. The provisions of this Agreement are severable. If any provision of this Agreement will be held to be invalid or otherwise unenforceable, in whole or in part, the remaining provisions or enforceable parts thereof will not be affected thereby and will be enforced to the fullest extent permitted by law. In addition, should any provision or any portion thereof ever be adjudicated by a court of competent jurisdiction to exceed the time or other limitation permitted by applicable law as determined by such court in such action, then such provisions will be decreased, and performed to the maximum time or other limitations prescribed by applicable law, the parties acknowledging their desire that in such event such action be taken.

18. Entire Agreement. This Agreement (together with Exhibit A hereto) and that certain letter agreement between the Company and Executive dated August 13, 2012, contains the entire agreement of the Company and Executive, and supersedes any and all other agreements, either oral or written, between the Company, its predecessors or subsidiaries, and Executive with respect to the employment of Executive by the Company, including, without limitation, the Existing Agreements, which have no force or effect as of the Closing. Each Party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any Party, or anyone acting on behalf of any Party, which are not embodied herein, and that no other agreement, statement or promise with respect to the subject matter hereof not contained in this Agreement will be valid or binding.

19. Injunctive Relief. Executive and the Company (a) intend that the provisions of Section 4 be and become valid and enforceable, (b) acknowledge and agree that the provisions of Section 4 are reasonably necessary to protect the legitimate interests of the Company Group and their businesses and (c) that any violation of Section 4 may cause irreparable injury to the Company Group, the exact amount of which will be difficult to ascertain and the remedies at law for which will not be reasonable or adequate compensation to the Company Group for such a violation. Accordingly, Executive agrees that if Executive violates any of the provisions of Section 4 in addition to any other remedy available at law or in equity, the Company will be entitled to seek specific performance or injunctive relief. The remedies of the Company under Section 9 of the Confidentiality IP Agreement shall be limited to the remedies set forth in this Section 19.

20. Representation by Counsel; Mutual Negotiation. Each Party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement will therefore be deemed to have been negotiated and prepared at the joint request and direction of the Parties, at arm’s length, with the advice and participation of counsel, and will be interpreted in accordance with its terms and without favor to any Party.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

22. Section 409A. The Parties intend for this Agreement to either comply with, or be exempt from, Section 409A and all provisions of this Agreement will be interpreted and applied accordingly. In no event, however, shall this Section 22 or any other provisions of this Agreement be construed to require the Company to provide any gross-up for the tax consequences under Section 409A of any provisions of, or payments under, this Agreement and the Company shall have no responsibility for tax consequences under Section 409A to Executive resulting from the terms or operation of this Agreement.

23. Operation of Agreement. This Agreement will be binding immediately upon its execution, but, notwithstanding any provision of this Agreement to the contrary, this Agreement will not become effective or operative (and neither Party will have any obligation hereunder) until the Closing.

[Signature Page Follows]

The Parties have executed this Agreement as of the date first written above.

EXECUTIVE		FSI INTERNATIONAL, INC.

By:	/s/ Donald S. Mitchell	By:	/s/ Benno G. Sand
	Donald S. Mitchell		Benno G. Sand
		Title:	Executive Vice President Business Development and Investor Relations

EXHIBIT A

FORM OF RELEASE

This Release (“Release”) is entered into by Donald S. Mitchell, an individual (“Employee”), effective as of the date written below.

RECITALS:

A. Employee is or has been an employee of FSI International, Inc., a Minnesota corporation (“Employer”).

B. Employer and Employee have entered into an Employment Agreement dated as of August 13, 2012 (the “Employment Agreement”) that entitles Employee under certain circumstances to applicable severance payments (the “Separation Payments”) upon certain terms and conditions as set forth in the Employment Agreement [Separation Payments to be specified upon execution of Release]. One of the conditions for entitlement to the Separation Payments is the signing and delivery by Employee of a document in the form of this Release in accordance with the terms and conditions described in the Employment Agreement and this Release.

C. Employee’s employment has terminated and Employee wishes to obtain the Separation Payments.

TERMS AND CONDITIONS

1. Employee’s Waiver and Release.

1.1 On behalf of Employee and Employee’s marital community, heirs, executors, administrators, and assigns, Employee expressly waives, releases, and acknowledges satisfaction of all claims of any kind against Employer, its present and former affiliates and related entities (including without limitation direct and indirect parent companies), their predecessors, successors, and assigns, and all of their present and former officers, directors, employees, agents, representatives, and attorneys, in their individual and representative capacities (collectively “Employer Parties”). This waiver and release is comprehensive and except as otherwise provided below includes all claims (including claims to attorneys’ fees), damages, causes of action, or disputes, whether known or unknown, based upon acts or omissions occurring or that could be alleged to have occurred prior to the execution of this Release. This waiver and release includes, without limitation, all claims for wages, employee benefits, and damages of any kind arising out of any contracts, express or implied; any covenant of good faith and fair dealing; estoppel, detrimental reliance, or misrepresentation; discrimination, including age or disability discrimination; any federal, state, local, or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Equal Pay Act, as amended, the Fair Labor Standards Act, the Employee Retirement Income Security Act, as amended (“ERISA”), and similar state laws or any other legal limitation on the employment relationship.

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1.2 Employee agrees not to assert against any Employer Party in any court any of the claims released under this Release and Employee will indemnify Employer Parties from and hold Employer Parties harmless against any claims brought by Employee against the Employer Parties arising out of or connected with the matters waived and released in this Release. This waiver and release does not release (i) any claim based upon acts or omissions occurring or that could be alleged to have occurred after the execution of this Release, (ii) any claims challenging the validity of this Release in connection with federal Age Discrimination in Employment Act claims, (iii) any rights of indemnification, advancement and reimbursement of legal fees and directors’ and officers’ liability insurance to which Employee is entitled under the Employment Agreement, (iv) any rights as a stockholder or optionholder of the Employer Parties, (v) claims for accrued, vested benefits under any employee benefit plan or pension plan of the Employer Parties, subject to the terms and conditions of such plan and applicable law, or (vi) any claim that may not be released by law under this Release, or any claim that may be necessary to enforce the provisions of this Release of the Employment Agreement which survive Employee’s termination of employment, including without limitation Employer’s obligation to make full and timely payment of the Separation Payments, or to pay to Executive any other earned and unpaid compensation.

1.3 Except as specifically identified below Employee’s signature, Employee has not filed or caused to be filed any lawsuit, complaint, or charge with respect to any claim this Release purports to waive or release, and Employee promises never to file or prosecute a lawsuit, complaint, or charge requesting any personal relief, including monetary payments, penalties or damages or any kind, based on such claims. If no claims are identified below, Employee represents that no such claims exist. Employee agrees to cause the withdrawal or dismissal with prejudice of any claim Employee has purported to waive or release in this Release. This Section 1.3 will not apply to claims challenging the validity of this Release in connection with federal Age Discrimination in Employment Act claims.

2. Review and Revocation Period. Employee is encouraged to review this Release with Employee’s attorney prior to executing and delivering it to Employer. Employee may sign and return this Release no earlier than Employee’s date of termination of employment with Employer and no later than 21 calendar days from delivery hereof, after which time the offer will expire and may no longer be accepted. To accept, Employee must execute and deliver the Release to Employer, to the attention of the undersigned representative of Employer. Employee has a period of [Insert Applicable Revocation Period under law] after delivering the executed Release to Employer to revoke the Release. To revoke, Employee is asked to deliver a notice revoking Employee’s acceptance to the undersigned representative of Employer, at the referenced address. This Release will become effective on the [Insert Applicable Revocation Period under law] after delivery of this executed Release by Employee to Employer, provided that Employee has not revoked acceptance or rescinded the Release (the “Effective Date”).

3. Knowing and Voluntary Agreement. Employee warrants and represents that Employee: (i) has carefully read this Release and finds that it is written in a manner that Employee understands; (ii) knows the contents hereof; (iii) has been advised to consult and has discussed the Release and its effects with Employee’s personal attorney or has voluntarily foregone the opportunity to do so; (iv) understands Employee is giving up all claims, damages, and disputes in accordance with Section 1, including claims under the federal Age

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Discrimination in Employment Act and other statutes, that may have arisen before the date of this Release; (v) has had ample time to review and analyze this entire Release; (vi) has 21 calendar days to consider this Release before signing it; (vii) has seven calendar days to revoke this Release after signing it; (viii) understands the final and binding effect of this Release; (ix) acknowledges and agrees that in exchange for this release Employee has received consideration to which Employee was otherwise not entitled; and (x) has signed this Release as Employee’s free and voluntary act.

4. Severability. The provisions of this Release are severable, and if any provision of it is found to be unlawful or unenforceable, it will be deemed narrowed to the extent required to make it lawful and enforceable. If such modification is not possible, such provision will be severed from the Release and the remaining provisions will remain fully valid and enforceable to the maximum extent consistent with applicable law.

5. Other. Employee represents and warrants that Employee is the sole owner of all claims, demands, and causes of action referred to herein. Nothing in this Release is intended as or should be construed as a reflection of liability or wrongdoing by any person or entity. All Employer Parties will be third party beneficiaries of this Release. This Release is assignable by Employer in the event of sale or transfer.

IN WITNESS WHEREOF, the undersigned Employee has executed this Release on the date written below.

Dated:

Donald S. Mitchell

(Address)

Claims identified per Section 1.3 (give date, court or agency and claim number), if any:

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